Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CSS Industries, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-100795 and 333-31941) of CSS Industries, Inc. of our reports dated June 1, 2007, with respect to the consolidated balance sheets of CSS Industries, Inc. and subsidiaries as of March 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended March 31, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 and the effectiveness of internal control over financial reporting as of March 31, 2007, which reports appear in the March 31, 2007 annual report on Form 10-K of CSS Industries, Inc.

Our report dated June 1, 2007 on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective April 1, 2006.

/s/  KPMG LLP

Philadelphia, Pennsylvania
June 1, 2007